Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
+1.813.273.3000

Syniverse Technologies Announces Tender Offer for Its Outstanding 12 3/4% Senior Subordinated Notes

Tampa, Fla. – August 8, 2005 – Syniverse Technologies (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, announced today that it is commencing a tender offer to purchase for cash any and all of Syniverse Technologies, Inc. outstanding 12 3/4% Senior Subordinated Notes due 2009 (the “Notes”). In connection with the tender offer, Syniverse is soliciting consents to effect certain proposed amendments to the indenture governing the Notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated August 8, 2005, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The total consideration to be paid for each $1,000 principal amount of Notes tendered will be determined using a yield equal to a fixed spread of 50 basis points plus the bid side yield to maturity of the 1.875% United States Treasury Note due January 31, 2006. The pricing of the total consideration is expected to occur at 2:00 p.m., New York City time, August 22, 2005. The total consideration includes a consent payment of $30.00 per $1,000 principal amount of Notes payable only to holders who tender (and do not validly withdraw) their Notes and validly deliver (and do not validly revoke) their consents prior to the consent payment deadline. Holders who tender (and do not validly withdraw) their Notes after the consent payment deadline will be eligible to receive the total consideration minus the consent payment. Holders who tender (and do not validly withdraw) their Notes will receive the accrued and unpaid interest on such Notes through, but not including, the applicable payment date in connection with the tender offer. The consent payment deadline is scheduled to be 5:00 p.m., New York City time, on August 19, 2005, unless terminated or extended. The tender offer is scheduled to expire at midnight, New York City time, on September 2, 2005, unless terminated or extended.

The proposed amendments to the indenture governing the Notes would eliminate most of the indenture’s restrictive covenants and certain events of default and would amend certain other provisions contained in the indenture. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the Notes outstanding. Holders who tender their Notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer. Tendered Notes may be withdrawn and consents may be revoked at any time prior to the consent payment deadline, but not thereafter.

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com

Syniverse intends to fund the payment of the total consideration with debt financing. The Offer is conditioned upon the receipt of debt financing sufficient to pay the total consideration and related fees and expenses. The tender offer is also conditioned upon, among other things, a minimum tender condition, a supplemental indenture condition, and other general conditions.

Lehman Brothers Inc. is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent and tender agent for the tender offer is D.F. King & Company, Inc. Questions regarding the tender offer and consent solicitation may be directed to Lehman Brothers Inc., telephone number 800-438-3242 (toll free) and 212-528-7581 (call collect), and D.F. King & Co., Inc. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to D.F. King & Co., Inc., telephone number 800-758-5378 (toll free) and 212-269-5550 (call collect).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 300 telecommunications carriers in approximately 40 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.